Exhibit 99.1

Longeveron Announces Topline Results of Phase 2b Study of Lomecel-B for Aging Frailty

-- Study meets one of the two analyses of primary efficacy endpoint: statistically significant dose-response in six-minute walk test (6MWT) at Day 180

-- Longeveron to hold conference call today at 8:00 AM EDT

Miami, FL – August 13th, 2021 – Longeveron Inc. (NASDAQ: LGVN) ("Longeveron" or "Company"), a clinical stage biotechnology company developing cellular therapies for chronic aging-related and life-threatening conditions, today announced results from the Company’s Phase 2b trial titled: A Phase 2b, Randomized, Blinded and Placebo-Controlled Trial to Evaluate the Safety and Efficacy of Lomcecel-B Infusion in Patients With Aging Frailty (the “Phase 2b trial”). Lomecel-B is a proprietary allogeneic product comprised of medicinal signaling cells (MSCs) from the bone marrow of adult donors and culture-expanded in Longeveron’s current good manufacturing practice (cGMP) cell processing facility. The Phase 2b trial, which was partially funded by a Small Business Innovation Research (SBIR) grant from the National Institute on Aging (NIA), evaluated the safety and efficacy of a single peripheral intravenous infusion of four different doses of Lomecel-B cell therapy (25 million (n=37), 50 million (n=31), 100 million (n=34) and 200 million (n=16) cells; sample size reflects any subject that was randomized and received an infusion) compared to placebo (n=30), on signs and symptoms of Aging Frailty, including mobility and exercise tolerance.

The pre-specified statistical analysis plan for the primary efficacy endpoint, change in six-minute walk test distance at 180 days post-infusion, involved a primary analysis and a secondary analysis:

●	Primary analysis of the primary efficacy endpoint: The primary analysis compared the change from baseline in 6MWT distance for the four Lomecel-B cohorts to the placebo cohort at Day 180. There were statistically significant increases in the highest 3 doses--50 million, 100 million and 200 million Lomecel-B cohorts--and no significant changes in the placebo or lowest dose of Lomecel-B (25 million=7.8 meters, p=0.5040; 50 million=35.8 meters, p=0.0053; 100 million=24.9 meters p=0.0443; 200 million=49.3 meters, p=0.0065; placebo=8.0 meters, p=0.5371). However, after adjusting for multiple comparisons using the Hochberg method (1988), the four Lomecel-B cohorts did not show a statistically significant placebo-adjusted difference (Δ) (25 million Δ=-0.2, p=0.9902; 50 million Δ=27.7, p=0.1279; 100 million Δ=16.8, p=0.3472; 200 million Δ=41.3, p=0.0635).

●	Secondary analysis of the primary efficacy endpoint: The secondary analysis was to determine whether a dose-response relationship exists using the multiple comparisons and modeling approach by Bretz et. al (2003). The results showed a clear, statistically significant dose-response curve at day 180. Among the various dose-response curves evaluated (Emax, Linear, Exponential, Quadratic, and Sigmoid Emax), all had p-values of less than 0.05, with the Sigmoid Emax model having the most significant dose-response relationship (p=0.0170).

Despite not achieving the statistical significance for the pairwise comparison to placebo at Day 180, significant differences from placebo were observed at Day 270, which was a pre-specified exploratory endpoint (25 million Δ=27.5, p=0.1530; 50 million Δ=49.2, p=0.0122; 100 million Δ=31.0, p=0.1071; 200 million Δ=63.4, p=0.0077).

“Improving physical function in older adults with frailty is one of the primary goals in geriatric medicine,” said Dr. Jorge G. Ruiz, MD, geriatrician at the Miami Veterans Affairs Healthcare System, Geriatric Research, Education and Clinical Center (GRECC), the study site enrolling the largest number of subjects. “The fact that patients enrolled in this study, with an average age of 75 and with clear mobility limitations, showed 6-month and 9-month placebo-adjusted increases in walking distance of 40 meters and 63 meters, respectively (200 million cell dose), is significant for a number of reasons. Frailty is associated with poor clinical outcomes and high healthcare utilization and being able to improve and extend walking distance suggests preservation of function and potentially independence,” Dr. Ruiz continued. “I would consider these results clinically significant and relevant for the older veteran population since one third of American Veterans older than 65 years have frailty.”

“We are very pleased to report a statistically significant dose response curve with our experimental cell therapy,” commented Geoff Green, CEO of Longeveron Inc. “One of the main objectives of this trial was to determine whether a dose response relationship could be demonstrated in the primary efficacy endpoint, so this finding is important for the research program,” Mr. Green continued. “Furthermore, the safety profile of Lomecel-B continues to look very good, with no Lomecel-B related Serious Adverse Events reported in this study, which is consistent with previous clinical trial data.”

The study’s key secondary endpoints were day 180 change in the patient reported outcome questionnaire PROMIS—Physical Function—Short Form 20a (SF-20a) total score and day 180 change in serum levels of tumor necrosis factor alpha (TNF-α), an inflammatory cytokine. Lomecel-B cohorts did not show a statistically significant difference compared to the placebo cohort in the SF-20a score, and the TNF-α analysis is pending. The remainder of the efficacy endpoints, which included assessments of physical function, sexual function, fear and risk of falling, depression, cognition, frailty status, pulmonary function, and clinical outcomes, were considered exploratory and Lomecel-B-treated groups did not show significant differences versus placebo at most of the time points for any of the endpoints.

The main inclusion criteria for entry into the trial were subjects 70-85 years of age, a screening 6MWT of between 200 to 400 meters, a Canadian Health and Safety Assessment (CHSA) Clinical Frailty Scale score of 5 (mildly frail) to 6 (moderately frail), and a minimum serum TNF-α of ≥ 2.5 pg/mL.

Longeveron plans to review the trial data during an upcoming steering committee comprised of independent frailty experts, and plan out next steps for the program. The Company plans to present clinical data from this trial at the 2021 International Conference on Frailty & Sarcopenia Research (ICFSR) on September 29th at 11:30 AM EDT during a round table presentation.

Mr. Green said, “We look forward to engaging with our experts and potentially regulatory authorities to review the data and to advance into the next trial. I want to thank the subjects, their families, and physicians for their participation in this important study, and the NIH’s National Institute on Aging for its generous support.” Mr. Green added, “We are also expecting our Phase 1/2 “HERA” trial data this quarter, which is designed to evaluate Lomecel-B infusion’s effect on immune response to influenza vaccination in Aging Frailty subjects, and we anticipate initiating the Phase 2 Japanese Aging Frailty this year.”

About the US Phase 2b Aging Frailty Trial:

The primary objective of this multi-center study is to assess the effect of Lomecel-B on exercise tolerance and endurance via the six-minute walk test (6MWT). Additional endpoints include gait speed, grip strength, short physical performance battery (SPPB), Performance Oriented Mobility Assessment (POMA; measures subject’s risk of falling), the Falls Efficacy Scale (measures subject’s fear of falling), depression, sexual function, cognition, various patient reported outcomes (PROs) and activities of daily living (ADLs), and blood-based biomarkers. One hundred and forty-eight (148) subjects were randomized and received a single peripheral intravenous infusion of Lomecel-B (25 million cells, 50 million cells, 100 million cells or 200 million cells), or placebo, followed by a 52-week observation period to evaluate safety and efficacy. The Phase 2b trial was conducted at eight hospitals and clinics, primarily in South Florida, including the Miami VA Healthcare System, and was funded by a Small Business Innovation Research (SBIR) grant from the NIH’s National Institute on Aging (NIA).

About Aging Frailty

Aging Frailty is a life-threatening geriatric condition affecting approximately 15% of Americans over the age of 65, or 8.1 million individuals. Aging Frailty patients are vulnerable to poor clinical outcomes compared to their age-matched peers despite sharing similar comorbidities and demographics, and therefore it is considered an extreme form of unsuccessful aging. Clinically, frailty manifests as a combination of symptoms that includes loss of muscle and decreased strength, slowed walking, low activity and energy levels, poor endurance, nutritional deficiencies, weight loss and fatigue. Aging Frailty is also associated with chronic low-level sterile inflammation. Individuals with Aging Frailty have decreased reserves and a reduced ability to cope with minor illnesses or stressors that would normally have minimal impact, such as an infection or a fall. As a result, the individual may be more likely to be hospitalized, need long term care, or die. Inflammation can contribute to the physical decline in Aging Frailty through multiple mechanisms, including detrimental effects on muscles, bone tissue, the immune system, cardiovascular function, and cognition.

The necessity for identifying patients with Aging Frailty is well-acknowledged in the geriatric community, and the treatment of Aging Frailty and promotion of healthful aging are recognized priorities of the National Academy of Medicine and NIA/NIH. Despite the pressing need for interventions, there are no FDA-approved therapies that can slow down, reverse, or prevent Aging Frailty.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing cellular therapies for specific aging-related and life-threatening conditions. The Company’s lead investigational product is the LOMECEL-B™ cell-based therapy product (“Lomecel-B”), which is derived from culture-expanded medicinal signaling cells (MSCs) that are sourced from bone marrow of young, healthy adult donors. Longeveron believes that by using the same cells that promote tissue repair, organ maintenance, and immune system function, it can develop safe and effective therapies for some of the most difficult disorders associated with the aging process and other medical disorders. Longeveron is currently sponsoring Phase 1 and 2 clinical trials in the following indications: Aging Frailty, Alzheimer’s disease, the Metabolic Syndrome, Acute Respiratory Distress Syndrome (ARDS), and hypoplastic left heart syndrome (HLHS). The Company’s mission is to advance Lomecel-B and other cell-based product candidates into pivotal Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization, and broad use by the healthcare community. Additional information about the Company is available at https://www.longeveron.com/.

Forward-Looking and Other Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management's current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as "believe," "expects," "may," "looks to," "will," "should," "plan," "intend," "on condition," "target," "see," "potential," "estimates," "preliminary," or "anticipates" or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, statements about the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results; the timing and focus of our ongoing and future preclinical studies and clinical trials; the size of the market opportunity for our product candidates, the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates; our ability to obtain and maintain regulatory approval of our product candidates, our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others. Further information relating to factors that may impact the Company's results and forward-looking statements are disclosed in the Company's filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Brendan Payne
Stern Investor Relations
212-698-8695
brendan.payne@sternir.com

3